As filed with the Securities and Exchange Commission on December 14, 2023

Registration No. 333-223864

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-223864

UNDER

THE SECURITIES ACT OF 1933

Mynd.ai, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Maples Corporate Services Limited,

PO Box 309,

Ugland House,

Grand Cayman

Cayman Island KY1-1104

(Address of principal executive office)

2009 Share Incentive Plan

2017 Share Incentive Plan

(Full Title of the Plan)

Allyson Krause

General Counsel

Mynd.ai, Inc.

720 Olive Way

Suite 1500

Seattle, WA 98101

(888) 652-2848

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Mynd.ai, Inc., formerly known as Gravitas Education Holdings, Inc. (the “Registrant”), is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the following registration statement on Form S-8 ( the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-223864, filed with the Securities and Exchange Commission (the “Commission”) on March 23, 2018, with respect to a total of 4,667,037 class A ordinary shares of the Registrant, par value US$0.001 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2009 Share Incentive Plan and 2017 Share Incentive Plan.

On April 18, 2023, the Registrant, Bright Sunlight Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Registrant (“Merger Sub”), Best Assistant Education Online Limited, a Cayman Islands exempted company (“Best Assistant”) and a controlled subsidiary of NetDragon Websoft Holdings Limited (HKEX: 0777, “NetDragon”), a Cayman Islands exempted company, and solely for purposes of certain named sections thereof, NetDragon entered into the agreement and plan of merger (the “Merger Agreement”), as amended, which contemplates that Best Assistant will transfer the education business of NetDragon outside of the PRC to Elmtree Inc., a Cayman Islands exempted company limited by shares (“eLMTree”), and Merger Sub will merge with and into eLMTree with eLMTree continuing as the surviving company and becoming a wholly owned subsidiary of the Registrant (the “Merger”). The Merger took effect on December 13, 2023 (the “Effective Time”), pursuant to the Merger Agreement.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington on December 14, 2023.

Mynd.ai, Inc.

By:	/s/ Allyson Krause
Name:	Allyson Krause
Title:	General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.